SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                             ----------------------



                                  SCHEDULE 13D
                                 (Rule 13d-101)
                                (Amendment No. 1)


                    Under the Securities Exchange Act of 1934


                           EVERGREEN MEDIA CORPORATION
                                (Name of Issuer)


                      CLASS A COMMON STOCK, $0.01 PAR VALUE
                         (Title of Class of Securities)


                                  300248 10 1
                                 (CUSIP Number)


                                 Thomas O. Hicks
                     Hicks, Muse, Tate & Furst Incorporated
                         200 Crescent Court, Suite 1600
                               Dallas, Texas 75201
                                 (214) 740-7300
                  (Name, address and telephone number of person
                authorized to receive notices and communications)


                                September 5, 1997
             (Date of event which requires filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

  .







                         (Continued on following pages)

----------------------------------               ------------------------------
     CUSIP No. 300248 10 1              13D                 Page 2
----------------------------------               ------------------------------


===============================================================================
1       NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Chancellor Broadcasting Company
-------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (a)
           (b)
-------------------------------------------------------------------------------
3       SEC USE ONLY

-------------------------------------------------------------------------------
4       SOURCE OF FUNDS
           OO
-------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
        REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

-------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
-------------------------------------------------------------------------------
                                 7       SOLE VOTING POWER
           NUMBER OF
            SHARES                       0
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
                                -----------------------------------------------
                                 8       SHARED VOTING POWER

                                         0
                                -----------------------------------------------
                                 9       SOLE DISPOSITIVE POWER

                                         0
                                -----------------------------------------------
                                 10      SHARED DISPOSITIVE POWER

                                         0
-------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
-------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
        EXCLUDES CERTAIN SHARES

-------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

        0.0%
-------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        CO
===============================================================================

----------------------------------               ------------------------------
     CUSIP No. 300248 10 1              13D                  Page 3
----------------------------------               ------------------------------


===============================================================================
1       NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Mr. Thomas O. Hicks
-------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (a)
           (b)
-------------------------------------------------------------------------------
3       SEC USE ONLY

-------------------------------------------------------------------------------
4       SOURCE OF FUNDS
           OO
-------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
        REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

-------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
-------------------------------------------------------------------------------
                                 7       SOLE VOTING POWER
           NUMBER OF
            SHARES                       0
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
                                -----------------------------------------------
                                 8       SHARED VOTING POWER

                                         0
                                -----------------------------------------------
                                 9       SOLE DISPOSITIVE POWER

                                         0
                                -----------------------------------------------
                                 10      SHARED DISPOSITIVE POWER

                                         0
-------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
-------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
        EXCLUDES CERTAIN SHARES

-------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

        0.0%
-------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        IN
===============================================================================

----------------------------------               ------------------------------
     CUSIP No. 300248 10 1             13D                    Page 4
----------------------------------               ------------------------------


===============================================================================
1       NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Mr. Lawrence D. Stuart, Jr.
-------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
           (a)
           (b)
-------------------------------------------------------------------------------
3       SEC USE ONLY

-------------------------------------------------------------------------------
4       SOURCE OF FUNDS
           OO
-------------------------------------------------------------------------------
5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
        REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

-------------------------------------------------------------------------------
6       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
-------------------------------------------------------------------------------
                                 7       SOLE VOTING POWER
           NUMBER OF
            SHARES                       0
         BENEFICIALLY
           OWNED BY
             EACH
           REPORTING
            PERSON
             WITH
                                -----------------------------------------------
                                 8       SHARED VOTING POWER

                                         0
                                -----------------------------------------------
                                 9       SOLE DISPOSITIVE POWER

                                         0
                                -----------------------------------------------
                                 10      SHARED DISPOSITIVE POWER

                                         0
-------------------------------------------------------------------------------
11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
-------------------------------------------------------------------------------
12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11
        EXCLUDES CERTAIN SHARES

-------------------------------------------------------------------------------
13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

        0.0%
-------------------------------------------------------------------------------
14      TYPE OF REPORTING PERSON

        IN
===============================================================================

     This Amendment No. 1 to Schedule 13D amends the Schedule 13D initially filed with the Securities and Exchange Commission on March 3, 1997 (the "Schedule 13D"), by Chancellor Broadcasting Company ("Chancellor"), Thomas O. Hicks and Lawrence D. Stuart, Jr. Unless otherwise indicated, capitalized terms used herein shall have the respective meanings given such terms in the Schedule 13D.

Item 5   Interest in Securities of Issuer

(e) On September 5, 1997, Chancellor, Chancellor Radio Broadcasting Company ("CRBC"), the Company, Evergreen Mezzanine Holdings Corporation ("EMHC") and Evergreen Media Corporation of Los Angeles ("EMCLA") consummated the transactions contemplated by that certain Amended and Restated Agreement and Plan of Merger, dated as of February 19, 1997, as amended and restated as of July 31, 1997, among Chancellor, CRBC, the Company, EMHC and EMCLA. In connection therewith, any beneficial interest of the Filing Parties with respect to the 3,114,066 shares of Class A Common Stock previously reported on the Schedule 13D terminated.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                 CHANCELLOR BROADCASTING COMPANY


   September 5, 1997             By:   /s/ Thomas O. Hicks
   Date                             Name:  Thomas O. Hicks
                                    Title: Chairman

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



   September 5, 1997                     By:   /s/ Thomas O. Hicks
        Date                             Name:  Thomas O. Hicks

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



   September 5, 1997                By:   /s/ Lawrence D. Stuart, Jr.
        Date                        Name:  Lawrence D. Stuart, Jr.